                                                                       Exhibit 8

           [LETTERHEAD OF LEWIS, RICE & FINGERSH, L.C. APPEARS HERE]

                             February 18, 1998

Board of Directors
CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

        Re:  Merger of Pinnacle Financial Services, Inc. into CNB Bancshares,
             Inc.

Gentlemen:

        You have requested our opinion as to the federal income tax consequences of the proposed merger (the"Merger") of Pinnacle Financial Services, Inc. ("Pinnacle") into CNB Bancshares, Inc. ("CNB") pursuant to the Agreement and Plan of Merger dated October 14, 1997 by and between Pinnacle and CNB (the "Merger Agreement").

        In issuing this opinion letter, we have relied upon (1) the factual representations made by Pinnacle in a written statement dated February 13, 1998, CNB in a written statement dated February 17, 1998 (the "Representations"), (2) the Merger Agreement, (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of CNB filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement").

        Based on our review of the Merger Agreement, the Representations, and the Registration Statement, and assuming the transactions described therein are completed as described, our opinion as to the federal income tax consequences of the Merger is as follows:

                         LEWIS, RICE & FINGERSH, L.C.


CNB Bancshares, Inc.
February 18, 1998

Page 2


        1. Provided that the Merger qualifies as a statutory merger under applicable Indiana and Michigan law, the Merger will constitute a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        2. Pursuant to section 354(a)(1) of the Code, no gain or loss will be recognized by Pinnacle shareholders who exchange all of their Pinnacle stock for shares of CNB voting common stock, except with respect to cash received in lieu of fractional share interests.

        3. Pursuant to section 358 of the Code, the basis of CNB common stock received by the shareholders of Pinnacle (including any fractional share to which such shareholder would be entitled) will be the same, in each instance, as the basis of the Pinnacle stock exchanged therefor.

        4. Pursuant to section 1223 of the Code, the holding period of the CNB common stock received by Pinnacle shareholders (including any fractional shares to which they may be entitled) will include, in each instance, the holding period of the shares of Pinnacle common stock exchanged therefor, provided such shares were held as capital assets on the date of the Merger.

        The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Representations and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, our opinions are based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service, such

                         LEWIS, RICE & FINGERSH, L.C.


CNB Bancshares, Inc.
February 18, 1998

Page 3


as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We assume no obligation to update our opinion for any deletions or additions to or modifications of any law applicable to the Merger. We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger.

        Each shareholder of Pinnacle should consult with a qualified tax advisor for assurance as to the particular tax consequences of the Merger to that shareholder, any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Lewis, Rice & Fingersh, L.C.
                                Lewis, Rice & Fingersh, L.C.



cc:     Board of Directors
        Pinnacle Financial Services, Inc.